                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )


File by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                  EQUIFAX INC
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any of the fee is offset as provided by Exchange Act Rule 0-
    11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------

    (3) Filing Party:

    ----------------------------------------------------------------------------

    (4) Date Filed:

    ----------------------------------------------------------------------------

Notes:

                   [Letterhead of Equifax Inc. Appears Here]

TO OUR STOCKHOLDERS:

The 1998 annual meeting will be held on Wednesday, April 29, 1998, at 10:00 a.m., local time at the Woodruff Arts Center, 1280 Peachtree Street, N.E., Atlanta, Georgia.

At this meeting, a brief report covering 1997 Company highlights and significant 1998 events will be made. The Board and I look forward to seeing you at the meeting.

Please read these materials so that you'll know what we plan to do at the meeting. Also, please sign and return the accompanying proxy card in the postage-paid envelope. This way, your shares will be voted as you direct even if you can't attend the meeting.

On behalf of the Officers and Directors, I thank you for your interest in the Company and your confidence in its future.

/s/ C. B. ROGERS, JR.
--------------------------------
C. B. ROGERS, JR.
Chairman

Atlanta, Georgia
March 24, 1998


                            YOUR VOTE IS IMPORTANT.
 PLEASE FILL IN, SIGN, DATE AND PROMPTLY MAIL YOUR PROXY CARD IN THE ENCLOSED
           ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of Equifax Inc. will be held at the Woodruff Arts Center, 1280 Peachtree Street, N.E., Atlanta, Georgia, Wednesday, April 29, 1998, at 10:00 a.m., eastern daylight savings time. The purpose of the meeting is to vote on the following items:

  ITEM 1. The election of four Directors; and

  ITEM 2. The approval of Arthur Andersen LLP as Equifax's independent public accountants for 1998.

The record date for the annual meeting is March 10, 1998. Only stockholders of record at the close of business on that date can vote at the meeting.


                                              /s/ Marietta Edmunds Zakas
                                              --------------------------------
                                              Marietta Edmunds Zakas
                                                     Secretary

Atlanta, Georgia
March 24, 1998

                               TABLE OF CONTENTS


Proxy Statement.............................................................   1
Election of Directors.......................................................   2
Committees of the Board of Directors........................................   6
Stock Ownership by Certain Beneficial Owners and Management.................   8
Section 16(a) Beneficial Ownership Reporting Compliance.....................   9
Compensation of Directors...................................................   9
Compensation Committee Interlocks and Insider Participation.................   9
Board Compensation Committee Report on Executive Compensation...............  10
Executive Officer Compensation..............................................  13
Stock Options...............................................................  14
Performance Share Plan......................................................  15
Stock Performance Graph.....................................................  16
Retirement Plans............................................................  17
Items Requiring Your Vote...................................................  17
Expenses of Solicitation....................................................  18
Annual Report...............................................................  18

                                PROXY STATEMENT

                                 EQUIFAX INC.
                          1600 Peachtree Street, N.W.
                            Atlanta, Georgia 30309

                                                                 March 24, 1998

The Board of Directors is soliciting proxies to be used at the 1998 annual meeting of stockholders. This proxy statement and the form of proxy will be mailed to stockholders beginning March 24, 1998.

WHO CAN VOTE

Record holders of common stock at the close of business on March 10, 1998 may vote at the meeting. On March 10, 1998, 148,829,816 shares of common stock were outstanding. Each stockholder has one vote for each share of common stock.

HOW YOU CAN VOTE

If you return your signed proxy to us before the annual meeting, we will vote your shares as you direct. For Item 1, you can specify on your proxy whether your shares should be voted for all, some, or none of the nominees for director. For Item 2, you can specify whether you approve, disapprove or abstain. The items will be presented at the meeting by management. The items are described on pages 17 and 18 of this proxy statement.

IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR (ITEM 1) AND "FOR" APPROVAL OF ARTHUR ANDERSEN LLP AS EQUIFAX'S INDEPENDENT PUBLIC ACCOUNTANT FOR 1998 (ITEM 2).

REVOKING YOUR PROXY

You can revoke your proxy at any time before it is exercised in three ways:

  (1) by sending a written statement to that effect to the Secretary of Equifax;

  (2) by submitting another proxy that is properly signed and later dated; or

  (3) by voting in person at the meeting.

REQUIRED VOTES

In the election of directors, the four nominees receiving the highest number of votes will be elected. To approve Arthur Andersen LLP as independent accountants, the affirmative vote of a majority of shares present in person or by proxy is required.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as "shares present" at the meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any matter as to which they are specified. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don't have discretionary voting authority and haven't received instructions as to how to vote on those proposals (so-called "broker non-votes") are not considered "shares present" and will not affect the outcome of the vote.

OTHER MATTERS TO BE CONSIDERED AT THE MEETING

We do not know of any other matters to be presented or acted upon at the meeting. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting those shares.

                         ITEM 1--ELECTION OF DIRECTORS

Four directors will be elected at this year's annual meeting. Each director will serve for three years or until he is succeeded by another qualified elected director.

We will vote your shares as you specify on the enclosed proxy form. If you sign, date, and return the proxy form but don't specify how you want your shares voted, we will vote them for the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Executive Committee to substitute another person for any of the nominees, we will vote your shares for that other person.

Each of the nominees for director is now a member of the Board of Directors, which met five times during 1997. Each of the nominees provided the following information:

                      NOMINEES FOR TERMS EXPIRING IN 2001

LEE A. AULT, III

Age:                 61

Director Since:      1991

Principal
Occupation:          Private Investor.

Recent Business
Experience:          Mr. Ault was a Company Senior Vice President and was
                     Chief Executive Officer of Equifax Payment Services, Inc.
                     (formerly known as Telecredit, Inc.), prior to his
                     retirement in January 1992.
Other
Directorships:       Bankers Trust New York Corporation; Bankers Trust
                     Company; Sunrise Medical Inc.; Viking Office Products,
                     Inc.; and Pacific Crest Outward Bound School

                     Common Shares:  Owned--91,108
                                     Subject to option(/1/)--4,582

JOHN L. CLENDENIN

Age:                 63

Director Since:      1982

Principal
Occupation:          Retired Chairman of the Board of BellSouth Corporation, a
                     communications services company.
Recent Business
Experience:          Mr. Clendenin was Chairman of BellSouth Corporation from
                     October 1983 until December 1997 and was President and
                     Chief Executive Officer from October 1983 until his
                     retirement in December 1996.
Other
Directorships:       Wachovia Corporation; The Kroger Company; Coca-Cola
                     Enterprises, Inc.; RJR Nabisco, Inc.; Springs Industries,
                     Inc.; Home Depot Inc.; and National Service Industries,
                     Inc.

                     Common Shares:  Owned--2,400
                                     Subject to option(/1/)--4,582

A. WILLIAM DAHLBERG

Age:                 57

Director Since:      1992

Principal
Occupation:          Chairman of the Board, President and Chief Executive
                     Officer of The Southern Company, an international energy
                     company.
Recent Business
Experience:          Mr. Dahlberg has been in an executive capacity with The
                     Southern Company since January 1994. Before that, he was
                     President and Chief Executive Officer of Georgia Power
                     Company, an electric utility and largest subsidiary of The Southern Company. Mr. Dahlberg has held various executive positions with The Southern Company or its subsidiaries for more than five years.

Other
Directorships:       The Southern Company; SunTrust Banks, Inc.; and
                     Protective Life Corporation.

                     Common Shares:  Owned -- 2,000
                                     Subject to option(/1/) -- 4,582
                                     Deferred common share equivalents(/2/) --
                                     1,835

L. PHILLIP HUMANN

Age:                 52

Director Since:      1992

Principal
Occupation:          Chairman and Chief Executive Officer of SunTrust Banks,
                     Inc., a multi-bank holding company.
Recent Business
Experience:          Mr. Humann held various executive positions with SunTrust
                     Banks, Inc. for more than five years.
Other
Directorships:       SunTrust Banks, Inc.; Coca-Cola Enterprises, Inc.; and
                     Haverty Furniture Companies, Inc.

                     Common Shares:  Owned -- 3,000
                                     Subject to option(/1/) -- 4,582
                                     Deferred common share equivalents(/2/) --
                                     5,680

                   DIRECTORS WHOSE TERMS CONTINUE UNTIL 1999

THOMAS F. CHAPMAN

Age:                 54

Director Since:      1994

Principal
Occupation:          President and Chief Executive Officer of the Company.

Recent Business
Experience:          Before assuming his present position in January 1998, Mr.
                     Chapman was President and Chief Operating Officer of the
                     Company. Prior to that, he was Executive Vice President and Group Executive of the Company's former Financial
                     Services Group. Mr. Chapman has been an Executive Officer of the Company since 1990.

                     Common Shares:  Owned -- 124,071
                                     401(k) Savings Plan -- 5,577
                                     Subject to option(/1/) -- 355,455
                                     Deferred common share equivalents(/2/) --
                                     6,064

ROBERT P. FORRESTAL

Age:                 66

Director Since:      1996

Principal
Occupation:          Partner in Smith, Gambrell & Russell, a law firm located
                     in Atlanta, Georgia.
Recent Business
Experience:          Mr. Forrestal has been a partner in this firm since
                     January 1996. Before that, he was President and Chief
                     Executive Officer of the Federal Reserve Bank of Atlanta
                     from 1983 through 1995.
Other
Directorships:       Genuine Parts Company and ING North America Company.

                     Common Shares:  Owned -- 1,000
                                     Subject to option(/1/) -- 2,291
                                     Deferred common share equivalents(/2/) --
                                     1,603

D. RAYMOND RIDDLE

Age:                 64

Director Since:      1989

Principal
Occupation:          Retired Chairman of the Board and Chief Executive Officer
                     of National Service Industries, Inc., a diversified
                     manufacturing and service company.
Recent Business
Experience:          Mr. Riddle held various executive positions with National
                     Service Industries, Inc. from January 1993 until his
                     retirement in February 1996. Before that, he was
                     President and Chief Executive Officer of Wachovia
                     Corporation of Georgia, a bank holding company, President
                     and Chief Executive Officer of Wachovia Bank of Georgia,
                     N.A., and Executive Vice President of Wachovia
                     Corporation, the parent of Wachovia Corporation of
                     Georgia. Mr. Riddle was employed by these banking
                     organizations for more than five years.
Other
Directorships:       AGL Resources Inc.; Atlantic American Corporation; Munich
                     American Reassurance Company; Gables Residential Trust,
                     Inc.; and AMC, Inc.

                     Common Shares:  Owned -- 5,000
                                     Subject to option(/1/) -- 4,582
                                     Deferred common share equivalents(/2/) --
                                     3,813

BETTY L. SIEGEL, PH.D.

Age:                 67

Director Since:      1987

Principal
Occupation:          President of Kennesaw State University, a member of the
                     University System of Georgia.
Recent Business
Experience:          Dr. Siegel has been President of Kennesaw State
                     University for more than five years.
Other
Directorships:       AGL Resources Inc. and National Service Industries, Inc.

                     Common Shares:  Owned -- 1,152
                                     Subject to option(/1/) -- 4,582
                                     Deferred common share equivalents(/2/) --
                                     3,560

                   DIRECTORS WHOSE TERMS CONTINUE UNTIL 2000

DANIEL W. MCGLAUGHLIN

Age:                 61

Director Since:      1990

Principal
Occupation:          Retired Vice Chairman and Chief Executive Officer of the
                     Company.
Recent Business
Experience:          Before his retirement in December 1997, Mr. McGlaughlin
                     was an Executive Officer of the Company for more than
                     five years.
Other
Directorships:       Wachovia Corporation of Georgia; Wachovia Bank of
                     Georgia, N.A.; American Business Products, Inc.; FORE
                     Systems, Inc.; and ChoicePoint Inc.

                     Common Shares:  Owned -- 279,179
                                     Subject to option(/1/) -- 529,891

LARRY L. PRINCE

Age:                 59

Director Since:      1988

Principal
Occupation:          Chairman of the Board and Chief Executive Officer of
                     Genuine Parts Company, an automotive parts wholesaler.
Recent Business
Experience:          Mr. Prince has held various executive positions with
                     Genuine Parts Company for more than five years.
Other
Directorships:       SunTrust Banks, Inc.; Crawford & Co.; Southern Mills,
                     Inc.; John H. Harland Company; and UAP, Inc. (Canada).

                     Common Shares:  Owned -- 2,000
                                     Subject to option(/1/) -- 4,582
                                     Deferred common share equivalents(/2/) --
                                     5,741

C. B. ROGERS, JR.

Age:                 68

Director Since:      1978

Principal
Occupation:          Chairman of the Board of the Company.

Recent Business
Experience:          Before retiring from the Company in December 1995, Mr.
                     Rogers was Chairman and Chief Executive Officer of the
                     Company and was an Executive Officer of the Company for
                     more than five years.
Other
Directorships:       Sears, Roebuck & Co.; Morgan Stanley, Dean Witter,
                     Discover & Co.; Briggs & Stratton Corporation; Oxford
                     Industries, Inc.; Teleport Communications Group, Inc.;
                     and ChoicePoint Inc.

                     Common Shares:  Owned -- 1,040,371
                                     401(k) Savings Plan -- 15,123
                                     Subject to option(/1/) -- 521,473
                                     Deferred common share equivalents(/2/) --
                                     5,369

LOUIS W.
SULLIVAN, M.D.

Age:                 64

Director Since:      1995

Principal
Occupation:          President of Morehouse School of Medicine, a private
                     medical school located in Atlanta, Georgia.
Recent Business
Experience:          Dr. Sullivan has been President of Morehouse School of
                     Medicine since January 1993. Before that, he was
                     Secretary of the U.S. Department of Health and Human
                     Services from March 1989 to January 1993.
Other
Directorships:       General Motors Corporation; Minnesota Mining and
                     Manufacturing Company; Bristol-Myers Squibb; CIGNA
                     Corporation; Georgia-Pacific Corporation; and Household
                     International.

                     Common Shares:  Owned -- 300
                                     Subject to option(/1/) -- 4,582
                                     Deferred common share equivalents(/2/) --
                                     984

--------
(/1/) options exercisable on February 20, 1998 or within 60 days thereafter. (/2/) Indicates fees or bonuses deferred under the Company's Deferred
       Compensation Plan to a fund which is credited with amounts based on the market value of and dividends on the Company's common shares. Amounts shown are as of February 20, 1998. No distributions have been made from the fund to the named persons.

                     COMMITTEES OF THE BOARD OF DIRECTORS

EXECUTIVE COMMITTEE

Number of Members:     4

Members:               C. B. Rogers, Jr., Chairman
                       Thomas F. Chapman
                       John L. Clendenin
                       D. Raymond Riddle

Number of Meetings in 1997:  6

Functions:             Exercises the powers of the Board in managing the
                       business and property of the Company during the intervals between Board meetings, subject to Board discretion.

                       Sets salaries for Executive Officers, except officers who are members of the Executive Committee, under guidelines established by the Management Compensation Committee.

                       During 1997, the Committee members were C. B. Rogers, Jr., Daniel W. McGlaughlin, John L. Clendenin and D. Raymond Riddle.

AUDIT COMMITTEE

Number of Members:     4

Members:               D. Raymond Riddle, Chairman
                       A. William Dahlberg
                       Louis W. Sullivan, M.D.
                       Robert P. Forrestal

Number of Meetings in 1997:  3

Functions:             Selects independent public accountants to audit
                       Equifax's books and records, subject to stockholder approval.

                       Consults with these accountants and reviews and approves the scope of their audit.

                       Reviews internal controls, accounting practices, financial structure, and financial reporting.

                       Reports to the Board of Directors about these matters.

MANAGEMENT COMPENSATION COMMITTEE

Number of Members:     3

Members:               Larry L. Prince, Chairman
                       L. Phillip Humann
                       Robert P. Forrestal

Number of Meetings in 1997:  5

Functions:             Determines salary and incentive compensation awards for
                       Equifax's Chief Executive Officer.

                       Approves and oversees Equifax's compensation policies and incentive compensation plans for Executive Officers.

                       Approves executive stock option grants, restricted stock and performance share awards.

                       Prior to August 1997, the Committee members were Tinsley H. Irvin, Chairman; Larry L. Prince and L. Phillip Humann.

RETIREMENT AND GROUP BENEFIT PLANS COMMITTEE

Number of Members:     3

Members:               L. Phillip Humann, Chairman
                       Larry L. Prince
                       C. B. Rogers, Jr.

Number of Meetings in 1997:  1

Functions:             Periodically reports to the Board on the financial
                       status of the Company's retirement and 401(k) Savings
                       Plan and how the Company's employee benefit plans compare with other companies' benefit plans.

                       Prior to August 1997, the Committee members were Ron D. Barbaro, Chairman; Larry L. Prince; C. B. Rogers, Jr. and Derek V. Smith.
PUBLIC ISSUES
COMMITTEE

Number of Members:     4

Members:               Betty L. Siegel, Ph.D., Chairman
                       Thomas F. Chapman
                       Daniel W. McGlaughlin
                       Lee A. Ault, III

Number of Meetings in 1997:  1

Functions:             Monitors significant domestic and international issues
                       of concern to the shareholders, the Company, the business community or the general public and makes recommendations to the Board and Company management.

NOMINATING COMMITTEE

The Board does not have a Nominating Committee or any other committee that has authority on a regular basis to recommend nominees for election as a Director.

                     STOCK OWNERSHIP BY CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

The table below shows the number of shares of common stock owned by FMR Corp. on December 31, 1997, as reported under Section 13(g) of the Securities Exchange Act of 1934.

                                                            PERCENT OF CLASS (BASED ON
BENEFICIAL OWNER               AMOUNT AND NATURE           NUMBER OF SHARES OUTSTANDING
NAME AND ADDRESS            OF BENEFICIAL OWNERSHIP          AS OF DECEMBER 31, 1997)
----------------      ------------------------------------ ----------------------------
FMR Corp.              3,975,901   Sole Voting Power
82 Devonshire Street           0   Shared Voting Power
Boston, MA 02109      12,862,861   Sole Investment Power
                               0   Shared Investment Power
                      12,862,861   Aggregate Amount                    8.57%

The table below shows how much Equifax stock each Director, nominee, and named Executive Officer beneficially owned as of February 20, 1998.

                                                       PERCENT OF CLASS (BASED
                                                         ON NUMBER OF SHARES
                               AMOUNT AND NATURE          OUTSTANDING AS OF
NAME                      OF BENEFICIAL OWNERSHIP(/1/)   FEBRUARY 20, 1998)
----                      ---------------------------- -----------------------
Lee A. Ault, III                      95,690                       *
Thomas F. Chapman                    485,103                       *
John L. Clendenin                      6,982                       *
C. Richard Crutchfield                86,910                       *
A. William Dahlberg                    6,582                       *
Robert P. Forrestal                    3,291                       *
L. Phillip Humann                      7,582                       *
Lee A. Kennedy                       199,534                       *
Daniel W. McGlaughlin                809,070                       *
Larry L. Prince                        6,582                       *
D. Raymond Riddle                      9,582                       *
John T. Rougeou                       98,739                       *
C. B. Rogers, Jr.                  1,576,967                       *
Betty L. Siegel, Ph.D.                 5,734                       *
Louis W. Sullivan, M.D.                4,882                       *
All Directors and Execu-
 tive Officers
 as a Group (21 persons)           3,824,692                     2.6%

--------
*  Less than 1%
(/1/) Includes shares held in the Company 401(k) Savings Plan and stock options exercisable on February 20, 1998, or 60 days thereafter, as follows: Mr. Ault -- 4,582 option shares; Mr. Chapman -- 5,577 Savings Plan shares and 355,455 option shares; Mr. Clendenin -- 4,582 option shares; Mr. Crutchfield -- 53,478 option shares; Mr. Dahlberg -- 4,582 option shares; Mr. Forrestal -- 2,291 option shares; Mr. Humann -- 4,582 option shares; Mr. Kennedy -- 26,746 Savings Plan shares and 131,731 option shares; Mr. McGlaughlin -- 529,891 option shares; Mr. Prince -- 4,582 option shares; Mr. Riddle -- 4,582 option shares; Mr. Rogers--15,123 Savings Plan shares and 521,473 option shares; Mr. Rougeou -- 13,632 Savings Plan shares and 60,997 option shares; Dr. Siegel -- 4,582 option shares; Dr. Sullivan -- 4,582 option shares. As of February 20, 1998, the total shares for all Directors and Executive Officers as a Group was 73,911 Savings Plan shares and 2,070,108 option shares.

                                 SECTION 16(A)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on Company records and other information, Equifax believes that each of its Directors and Executive Officers complied with all applicable Securities and Exchange Commission filing obligations for 1997.

                           COMPENSATION OF DIRECTORS

The compensation of non-employee Directors consists of cash and stock options. Employee Directors are not paid for their service as a Director. The Company's by-laws require all Directors to own Company stock before taking office and while serving as a Director.

Non-employee Director compensation consists of:

Director Fees.

      Annual Board membership fee, Chairman                        $30,000
      Annual Board membership fee (except Chairman)                $20,000
      Annual Executive Committee membership fee, Chairman          $16,000
      Annual Executive Committee membership fee (except Chairman)  $ 4,000
      Annual Committee Chairman fee (except Executive Committee)   $ 4,000
      Attendance fee for each Board and Committee meeting          $ 1,000

Deferred Compensation Plan. Under this plan, up to 100% of a non-employee Director's fees may be deferred and invested in either Equifax common stock units or in an interest bearing account. Each common stock unit is equal in value to a share of Equifax common stock, and when paid, is made in the form of cash. These common stock units earn additional Equifax common stock units equal in value to dividends paid on shares of common stock. These units are credited to the Directors' accounts on the date common stock cash dividends are paid. All deferred fees are held in the general funds of the Company. Interest on fees held in the interest bearing account is credited monthly to Directors' accounts at the prime lending rate on the first day of each month as reported in the Wall Street Journal. In general, deferred amounts are not paid until after the Director retires from the Board. The amounts are then paid, at the Director's option, either in a lump sum or in annual installments over a period of up to ten years. All Directors now participating in the Plan have elected to invest all deferred fees in Equifax common stock units.

Stock Option Plan. Each year on the date of the annual stockholders meeting, non-employee Directors also receive an option to purchase 2,000 shares of Equifax common stock. The exercise price is equal to the fair market value that day. These options can be exercised one year after award and expire five years from the date they are awarded.

Equifax has a consulting agreement with C. B. Rogers, Jr. which began January 1, 1996, and ends December 31, 1999. Under this agreement, Mr. Rogers is available up to 26 weeks per year for consultation, representation, and other duties (excluding service as a director). For these services, Equifax pays him $250,000 per year.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Before August 1997, the Management Compensation Committee members were Tinsley
H. Irvin (Chairman), L. Phillip Humann and Larry L. Prince. In August 1997, Mr. Forrestal was elected to fill the vacancy created by the resignation of Mr. Irvin in connection with the spinoff of the insurance services group. At that time, Mr. Prince was elected Chairman.

During 1997, Executive Committee members were C. B. Rogers, Jr. (Chairman), Daniel W. McGlaughlin, John L. Clendenin and D. Raymond Riddle. Thomas F. Chapman was elected to replaceMr. McGlaughlin who retired December 31, 1997. Mr. McGlaughlin was an Executive Officer of the Company from 1989 until his retirement. Mr. Rogers was an Executive Officer of the Company from 1987 until his retirement on December 31, 1995.

In 1997, the Company was indebted, in the ordinary course of its business, to Wachovia Bank of Georgia, N.A. and SunTrust Bank, Atlanta. The highest amount owed during 1997 to Wachovia Bank of Georgia, N.A. was $129.4 million. The highest amount owed to SunTrust Bank, Atlanta in 1997 was $60.0 million. The Company was charged competitive rates of interest. The Company currently has a committed revolving credit agreement with Wachovia Bank of Georgia, N.A. and SunTrust Bank, Atlanta and nine other commercial banks. Under this loan facility, the Company can borrow up to $750 million for general corporate purposes over a five-year period. Wachovia Bank of Georgia, N.A. serves as Agent under this Loan Agreement. Rates of interest charged under this Loan Agreement are competitive. The highest amount borrowed by the Company under this revolving loan facility during 1997 was $125.0 million.

Mr. McGlaughlin serves as a Director of Wachovia Bank of Georgia, N.A. and Wachovia Corporation of Georgia. Mr. Clendenin is a Director of Wachovia Corporation, the parent of Wachovia Corporation of Georgia. SunTrust Bank, Atlanta is owned by SunTrust Bank of Georgia. SunTrust Banks, Inc. owns SunTrust Bank of Georgia. Mr. Humann is Chairman and Chief Executive Officer of SunTrust Banks, Inc., and Mr. Prince serves as a Director of SunTrust Banks, Inc.

            EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

The Company had an employment agreement with Mr. McGlaughlin which terminated on December 31, 1997. Under this Agreement, Mr. McGlaughlin receives retirement benefits beginning in January 1998, which are calculated using a formula equal to two-thirds of the benefit formula applicable to senior executives retiring at age 65 under the provisions of the Company's Supplemental Executive Retirement Plan discussed on page 17. Upon his retirement, all unvested stock options and restricted stock received in prior years in exchange for deferrals of earned incentive bonuses were fully vested.

The Company has Change in Control Agreements with certain key executives. Agreements are currently in effect for Messrs. Chapman, Kennedy and Crutchfield. These Agreements have renewable five-year terms and become effective only upon a change in control of the Company. A "change in control" is generally defined by the Agreements to mean (i) an accumulation by any person, entity or group of twenty percent or more of the combined voting power of the Company's voting stock or (ii) a business combination resulting in shareholders owning less than two-thirds of the common stock and combined voting power of the new company or (iii) a sale or disposition of all or substantially all of Company assets, or (iv) a complete liquidation or dissolution of the Company. Following a change in control, if the executive's employment is terminated within three years after the date of the change in control, other than from the executive's death or disability, or by the Company for cause, or by the executive for other than "good reason," he or she is entitled to severance pay and other benefits described in the Agreements. The severance payment is equal to three times the sum of (i) that executive's highest annual salary for the three years prior to termination, and (ii) the executive's highest bonus for the three years prior to termination. Benefits payable under these Agreements and other compensation or benefit plans of the Company are not reduced because of Section 280G of the Internal Revenue Code. Any payments the executive receives will be increased, if necessary, such that after taking into account all taxes he or she would incur as a result of such payments, the executive would receive the same after-tax amount he or she would have received had no excise tax been imposed under Section 4999 of the Code. No payments have been made to any Executive Officer under these Agreements.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

WHO DETERMINES EXECUTIVE OFFICER COMPENSATION

The Management Compensation Committee approves the Chief Executive Officer's compensation and incentive compensation plans and compensation policies for all Executive Officers. The Executive Committee sets salaries for Executive Officers, except the Chief Executive Officer, under guidelines of the Management Compensation Committee. At year-end, the Management Compensation Committee reviews all Executive Officer salary decisions made during the year. The Management Compensation Committee is composed of independent, non-employee directors.

The Management Compensation Committee has set goals for the Executive Officer compensation program to ensure that it supports the Company's overall objective of enhancing shareholder value.

Program goals include:

  . Offer market competitive total compensation opportunities to attract and retain talented executives.

  . Provide strong links between Company performance and total compensation earned.

  . Emphasize long-term performance of the Company.

  . Promote and facilitate Executive Officer stock ownership.

The Committee also believes it is important for the Company to be eligible to deduct compensation expense for income tax purposes. Section 162(m) of the Internal Revenue Code limits this tax deduction to $1 million for Executive Officers named in the compensation tables on the following pages, unless certain requirements are met. One requirement is that all members of the Management Compensation Committee be "disinterested," and the Company meets this requirement. The Committee approves goals and awards under the compensation plans of the Company as required by Section 162(m). Also, to meet these requirements, the Committee recommended, and the shareholders approved, amendments to the Company's Omnibus Stock Incentive Plan (in 1994) and the Company's Performance Share Plan (in 1996).

The Committee believes compensation data from a broad sample of companies, particularly those in the services industry and those reporting annual revenues of $1 billion or more, represents the best reflection of the market rate for executive talent. Some companies are included in both this group and the group used for shareholder return comparisons.

To provide additional emphasis on the importance of executive stock ownership, the Company introduced share ownership guidelines for senior executives in 1996. These guidelines have been established at levels consistent with those in other companies who have taken similar steps and, beginning in 1998, they are being extended to a total of approximately 200 Company executives.

EXECUTIVE OFFICER COMPENSATION

Executive Officer compensation includes several principal elements: base salary, annual incentive and long-term incentives. The Committee's goal is to set salaries and target incentive opportunities at a median competitive level and to reward outstanding performance with above-market total compensation.

Salary: Executive Officer salaries are determined on the basis of competitive market data, job performance, additional responsibilities assumed and other factors. Salary reviews are normally scheduled at 12 to 15-month intervals.

Mr. McGlaughlin received a salary increase of 15% ($68,000) in January 1997. The Committee considered competitive salaries, the Company's excellent financial results in 1996, and Mr. McGlaughlin's personal performance in approving this salary increase.

Annual Incentive: Annual performance objectives are set at the beginning of each year, based upon financial plans approved by the Board. A minimum level of performance is set, and no incentive is paid below this level. Also, levels of performance are established for target and maximum incentive awards.

In 1997, the Company's after-tax profit minus the cost of capital employed was the primary basis for determining the annual incentive award earned by Mr. McGlaughlin. For other Executive Officers, Company financial results, business unit financial results, and certain non-financial goals were considered, depending on their job role.

Incentives earned above a designated amount are awarded only in restricted stock. Also, Executive Officers may elect to voluntarily defer awards earned into restricted stock. The Committee believes this provides an excellent vehicle for expanding stock ownership of Executive Officers and that such an immediate identification with shareholder interests will serve to further emphasize the officer's commitment to the long-term performance of the Company.

Mr. McGlaughlin's target annual incentive opportunity during 1997 was 70% of his base salary, with a maximum opportunity of 210%. His earned award for 1997 was 141% of salary.

Performance Shares: Executive Officers participate in a performance share plan, with awards earned primarily on the basis of three-year earnings per share growth (for measurement periods beginning before 1996). Also, a minimum level of return on equity is required and a specified stock price appreciation goal must be achieved in order to earn an award above a certain amount. Award levels are established such that a target performance share award combined with stock option grants approximate a median long-term incentive competitiveness level.

The value of performance share awards earned will be determined by the Company's stock price at the end of the measurement period. Awards earned are paid out to Executive Officers at least one-half in Company common stock, which is consistent with the Committee's objective with respect to executive stock ownership.

Mr. McGlaughlin and other Executive Officers earned payments of performance share units for Company performance for the measurement period 1995 through 1997. Earned awards were paid in shares of Company common stock and cash, and represented a payout of the maximum opportunity available under the award. In the case of Mr. McGlaughlin and other retired executive participants, awards earned were paid entirely in cash, as provided in the Plan. Company performance during the period substantially exceeded the established minimum return on equity and targeted earnings per share goal. The stock price appreciation goal for the measurement period also was exceeded.

Stock Options: The Company also grants stock options to Executive Officers. Stock options are granted to motivate Executive Officers to contribute to an increase in the value of the Company rather than being utilized as a specific award for past personal performance. Also, the past performance of the Company will not directly affect option grant determinations. To provide maximum incentive for achieving growth in the Company's stock price, only 20% of the total option grants to most Executive Officers in 1996 and 1997 contained exercise prices equal to current market price; the remaining 80% of options granted to Executive Officers were issued with exercise prices 20% to 50% above the current market price. The Committee also approved grants to certain executives for a larger number of shares than would normally be awarded in one year. The Committee believes these grants will provide a high degree of motivation for increasing stock price, as no option gains will be available to executives unless shareholders experience significant stock price appreciation benefits.

Restricted Stock: Executive Officers may elect to receive any earned annual incentive in the form of cash or restricted stock. Consequently, any prior restricted stock grants have no bearing on approval of the new award. The restricted stock vests after three years of continuous service. To encourage voluntary deferrals into stock and in recognition of the substantial risk of forfeiture assumed by the executive, as well as the associated market risk and deferral of economic benefits of current cash compensation, the Committee granted incremental shares of stock equal to 20% of the cash award earned. For 1997 annual incentive awards, all eligible Executive Officers voluntarily elected to receive restricted stock instead of cash incentive payments for all or part of their total earned awards.

To the extent the above report pertains to the setting of salaries for Executive Officers other than the Chief Executive Officer, it is jointly submitted by the Executive Committee.

Management Compensation Committee         Executive Committee


Larry L. Prince, Chairman                 C. B. Rogers, Jr., Chairman Thomas
L. Phillip Humann                         F. Chapman John L. Clendenin D.
Robert P. Forrestal                       Raymond Riddle

                        EXECUTIVE OFFICER COMPENSATION

The table below shows the before-tax compensation for the last three years for Daniel W. McGlaughlin, who served as CEO in 1997, and the four next highest paid Executive Officers at the end of 1997.

                                 ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                          ---------------------------------- ----------------------------------
                                                                      AWARDS           PAYOUTS
                                                             ------------------------ ---------
                                                   OTHER      RESTRICTED   SECURITIES
                                                   ANNUAL        STOCK     UNDERLYING   LTIP     ALL OTHER
NAME AND                       SALARY   BONUS   COMPENSATION    AWARDS      OPTIONS    PAYOUTS  COMPENSATION
PRINCIPAL POSITION        YEAR   ($)   ($)(/1/)     ($)      ($)(/1/)(/2/)  (#)(/3/)     ($)      ($)(/4/)
------------------        ---- ------- -------- ------------ ------------- ---------- --------- ------------
Daniel W. McGlaughlin     1997 519,808 734,125      7,507             0           0   1,877,838    5,472
Vice Chairman and         1996 454,094 366,817    431,510       440,180     286,393   1,116,360    4,950
Chief Executive Officer   1995 377,200 143,350      8,721       658,628     114,557     786,060    4,950
Thomas F. Chapman         1997 369,808 315,017     14,129        94,505           0     963,697    5,472
President and Chief       1996 325,000 300,641    212,499       120,257     171,836     465,150    4,950
Operating Officer         1995 264,600 116,294     12,720       390,017      68,734     327,525    4,950
Lee A. Kennedy Executive  1997 242,725 148,566      2,374        19,809           0     361,391    5,472
Vice President and Group
Executive
John T. Rougeou           1997 204,849 135,377          0             0           0     361,391    5,472
Executive Vice President
and Group Executive
C. Richard Crutchfield    1997 203,310  55,679          0       155,901       8,018     200,744        0
Corporate Vice President
and Chief Technology
Officer

--------
(/1/) The "Bonus" column represents any annual incentive award earned and paid in cash for performance for the specified year. Participants can elect to receive all or part of any cash bonus earned in the form of restricted stock, except amounts earned above a designated percentage of salary are only awarded in restricted stock. These amounts are included under the "Restricted Stock Awards" column for each respective year, although the grants were not awarded until the following year.

(/2/) Dividend income is paid on restricted stock at the same rate as paid to all Shareholders. Value of restricted stock shown in table is as of the date of grant. As of December 31, 1997, total restricted stock awards outstanding and related fair market values held by the named Executive Officers were as follows: Mr. McGlaughlin 98,905 shares ($3,504,900); Mr. Chapman 39,128 shares ($1,386,600). All restricted stock grants made in 1997 were awarded in exchange for voluntary deferral of earned cash bonus.

(/3/) Figures shown are ratably adjusted to reflect 2-for-1 stock split effective November 24, 1995, and spinoff of the insurance services group in August 1997.

(/4/) Column "All Other Compensation" includes 401(k) plan Company matching contributions of $5,472.

                                 STOCK OPTIONS

A stock option allows an individual to purchase shares of common stock at a fixed price, or exercise price, for a set period of time. In general, whether exercising stock options is profitable to the Executive Officer depends on the relationship between the common stock market price and the option exercise price. At any given time, "vested" options can be "in the money" or "out of the money," depending on the current market price of the stock.

Consistent with Company policy, no stock appreciation rights were awarded to Executive Officers and no stock options were repriced during 1997. All stock options outstanding at the spinoff of the insurance services group in August 1997 were ratably adjusted to take into account the reduction in value of the options due to the spinoff.

The following two tables give more information on stock options.

                  OPTION/SAR GRANTS IN LAST FISCAL YEAR(/1/)

                                        INDIVIDUAL GRANTS
                        --------------------------------------------------
                                                                           POTENTIAL REALIZABLE
                                                                             VALUE AT ASSUMED
                           NUMBER OF      % OF TOTAL  EXERCISE             ANNUAL RATES OF STOCK
                           SECURITIES      OPTIONS       OR                 PRICE APPRECIATION
                           UNDERLYING     GRANTED TO    BASE               FOR OPTION TERM(/2/)
                            OPTIONS      EMPLOYEES IN   PRICE   EXPIRATION ----------------------
   NAME                 GRANTED (#)(/1/) FISCAL YEAR  ($/SHARE)    DATE        5%        10%
   ----                 ---------------- ------------ --------- ---------- ---------- -----------
Daniel W. McGlaughlin            0             0            0          0            0          0
Thomas F. Chapman                0             0            0          0            0          0
Lee A. Kennedy                   0             0            0          0            0          0
John T. Rougeou                  0             0            0          0            0          0
C. Richard Crutchfield       8,018           .75%      $25.75    1/29/07   $  129,851 $  329,068

--------
(/1/) Options vest 25% on the first through the fourth anniversary of the date of grant.

(/2/) The dollar amounts under these columns are pre-tax and are the result of calculations at 5% and 10% rates of appreciation. They are not intended to forecast possible future appreciation, if any, of the Equifax stock price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                        NUMBER OF
                                                       SECURITIES           VALUE OF
                                                       UNDERLYING         UNEXERCISED
                                                       UNEXERCISED        IN-THE-MONEY
                                                       OPTIONS AS          OPTIONS AS
                                                     OF 12/31/97 (#)    OF 12/31/97 ($)
                        SHARES ACQUIRED    VALUE      EXERCISABLE/        EXERCISABLE/
   NAME                 ON EXERCISE (#) REALIZED ($)  UNEXERCISABLE    UNEXERCISABLE(/1/)
   ----                 --------------- ------------ --------------- ----------------------
Daniel W. McGlaughlin            0               0   591,108/0       $11,868,295/$0
Thomas F. Chapman                0               0   205,623/118,568 $ 4,066,245/$2,232,121
Lee A. Kennedy                   0               0   114,549/41,241  $ 2,544,106/$752,158
John T. Rougeou             18,901        $384,208    46,963/34,081  $   802,031/$619,712
C. Richard Crutchfield           0               0    36,027/22,911  $   922,811/$394,894

--------
(/1/) Represents aggregate excess of market value of shares under option as of December 31, 1997, over the exercise price of the options.

                            PERFORMANCE SHARE PLAN

Under the 1988 Performance Share Plan for Officers, eligible employees may receive nontransferable performance share units. A performance share unit is the right to receive, after a specified performance measurement period, an award of up to a specified maximum number of shares of common stock. The number of shares awarded depends on whether established goals for the measurement period are achieved.

The following table lists 1997 grants of performance share units to the named Executive Officers:

    LONG-TERM INCENTIVE PLAN -- AWARDS DURING YEAR ENDED DECEMBER 31, 1997

                        NUMBER OF  PERFORMANCE   ESTIMATED FUTURE PAYOUTS UNDER NON-
                         SHARES,     OR OTHER         STOCK PRICE -- BASED PLANS
                          UNITS    PERIOD UNTIL --------------------------------------
                         OR OTHER   MATURATION   THRESHOLD*    TARGET*      MAXIMUM*
   NAME                 RIGHTS (#)  OR PAYOUT   (# OF UNITS) (# OF UNITS) (# OF UNITS)
   ----                 ---------- ------------ ------------ ------------ ------------
Daniel W. McGlaughlin     32,075    12/31/1999     16,037       32,075       64,151
Thomas F. Chapman         16,037    12/31/1999      8,018       16,307       32,075
Lee A. Kennedy             5,727    12/31/1999      2,863        5,727       11,455
John T. Rougeou            5,727    12/31/1999      2,863        5,727       11,455
C. Richard Crutchfield     5,727    12/31/1999      2,863        5,727       11,455

--------
* Figures adjusted to reflect spinoff of insurance services group in August
  1997.

The value ultimately received depends on the number of units approved for payment and the value of the common stock on the date payouts are approved, plus dividends accrued over the measurement period. If an employee resigns or is terminated "for cause," all of the employee's undistributed performance units, as well as accrued dividends, will be forfeited and canceled. Once awards are earned and payments approved, shares of common stock and cash are distributed to the employee free of restrictions and conditions.

                            STOCK PERFORMANCE GRAPH

SEC rules require inclusion of a performance graph comparing, over a five-year period, the performance of our common stock against the Standard & Poor's 500 Stock Index and against either a published industry or line-of-business index or a group of peer issuers. Equifax chose Dow Jones Other Industrial & Commercial Services Index published by Dow Jones and Company, Inc., as the line-of-business index. All indexes assume an initial investment of $100 and quarterly reinvestment of dividends. Data is adjusted to reflect the spinoff of the insurance services group in August 1997.


             COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER RETURN

                           12/92   12/93   12/94   12/95   12/96   12/97
                           -----   -----   -----   -----   -----   -----
Equifax Inc.                100     136     134     221     321     422
S&P 500                     100     110     112     153     189     252
DJ Other Ind Services       100     104     101     129     141     162

                               RETIREMENT PLANS

Equifax's Retirement Plan ("ERP") provides benefits based on length of service with the Company and a participant's average total earnings (base salary and bonus) up to a maximum of 125% of base salary. ERP benefits are computed by averaging the employee's total earnings (base salary and bonus) for the highest paid thirty-six consecutive month period prior to retirement.

Equifax also has another retirement plan named the Supplemental Executive Retirement Plan ("SERP") under which certain executives may receive additional pension benefits after retirement based on years of credited service (up to 40 years) and final average earnings (base salary and bonus). SERP benefits generally are computed by either multiplying an employee's average total earnings by 1.5%, multiplied by years of credited service, as defined in the SERP, up to 40 years, or average total earnings multiplied by 3%, multiplied by years of credited service, up to 20 years, for the most Senior Executive Officer participants.

The following table shows the annual retirement benefits that would be payable at normal retirement (age 65 or later) on January 1, 1998. Benefits are shown for various rates of final average earnings and years of service payable under the ERP and SERP.

                              PENSION PLAN TABLE

                                      YEARS OF SERVICE
                     ---------------------------------------------------------------
   REMUNERATION        15            20            25            30            35
   ------------      -------       -------       -------       -------       -------
   $  200,000        120,000       120,000       120,000       120,000       120,000
      400,000        240,000       240,000       240,000       240,000       240,000
      600,000        360,000       360,000       360,000       360,000       360,000
      800,000        480,000       480,000       480,000       480,000       480,000
    1,000,000        600,000       600,000       600,000       600,000       600,000
    1,200,000        720,000       720,000       720,000       720,000       720,000
    1,400,000        840,000       840,000       840,000       840,000       840,000

As of December 31, 1997, the credited years of service for each of the Named Executives were as follows: Daniel W. McGlaughlin -- 9 years (See "Employment Agreements" above); Thomas F. Chapman -- 8 years; Lee A. Kennedy -- 16 years; John T. Rougeou -- 37 years; and C. Richard Crutchfield -- 12 years.

The ERP benefits are computed as a joint-and-survivor annuity. The SERP benefit is computed as a straight-life annuity. SERP benefits are net of ERP benefits and are paid without regard to federal Internal Revenue Code Sections 401(a) and 415. Benefits payable under either plan are not reduced for Social Security.

                           ITEMS REQUIRING YOUR VOTE

The following two items will be voted on at the meeting. Equifax will present each item.

ITEM 1 -- ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. Each class is elected for three years. The Board of Directors selects nominees for election as Directors. The Board's nominees for terms expiring in 2001 are Lee A. Ault, III; John L. Clendenin; A. William Dahlberg and L. Phillip Humann. The four nominees receiving the highest number of votes will be elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF ALL NOMINEES NAMED IN ITEM 1.

ITEM 2 -- APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors selects and hires independent public accountants to audit Equifax's books of account and other corporate records. The Audit Committee's selection for 1998 must be approved by you.

The Audit Committee selected Arthur Andersen LLP to audit Equifax's books of account and other corporate records for 1998. This firm has audited Equifax's books since 1948 and is well qualified. Representatives of Arthur Andersen LLP will be present at the meeting with the opportunity to make a statement and answer questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2.

                        STOCKHOLDER PROPOSALS FOR 1999

Any stockholder proposal intended for inclusion in the proxy material for the 1999 annual meeting must be received no later than November 26, 1998.

                           EXPENSES OF SOLICITATION

The cost of soliciting proxies in the accompanying form will be paid by Equifax. The firm Morrow & Co., Inc. will help in the solicitation of proxies for a fee of $6,500, plus expenses. We will also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by Directors, officers and other employees of the Company.

                                 ANNUAL REPORT

Equifax's 1997 Annual Report, including consolidated financial statements, accompanies this Notice and Proxy Statement.

                                    By Order of the Board of Directors,
                                    /s/ Marietta Edmunds Zakas
                                    --------------------------------------
                                    Marietta Edmunds Zakas
                                    Secretary

Atlanta, Georgia
March 24, 1998

                [Printed on Recycled Paper  Logo Appears Here]

LOGO
PROXY
                                  EQUIFAX INC.

  The undersigned hereby appoints C. B. Rogers, Jr.; Thomas F. Chapman; John L. Clendenin; and D. Raymond Riddle and each of them with power of substitution in each, proxies to appear and vote all common stock of the undersigned in Equifax Inc. at the Annual Meeting of the Shareholders to be held April 29, 1998, and at all adjournments thereof, for the following purposes:

(1) ELECTION OF DIRECTORS
  [_] FOR all nominees listed         [_] WITHHOLD AUTHORITY to
   below (except as marked to          vote for all nominees
   the contrary below)                 below

   Lee A. Ault, III; John L. Clendenin; A. William Dahlberg; L. Phillip
   Humann

   (Instruction: To withhold authority to vote for any individual nominee(s), write the nominee's name(s) below.)
--------------------------------------------------------------------------------

(2) APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE YEAR 1998.
  [_] FOR    [_] AGAINST    [_] ABSTAIN
(3) In their discretion, upon such other matters in connection with the foregoing or otherwise as may properly come before the meeting, or any adjournment thereof; all as set forth in the Notice of the Annual Meeting and Proxy Statement, as dated, receipt of which is hereby acknowledged.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ABOVE MATTERS.

                CONTINUED ON REVERSE--PLEASE COMPLETE OTHER SIDE

LOGO

(Continued from other side)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                             __________________________________
                                             ----------------------------------
                                                 (SIGNATURE OF SHAREHOLDER)

                                             Dated ______________________, 1998

                                             IMPORTANT: Please date this proxy
                                             and sign exactly as your name or
                                             names appear hereon. If stock is
                                             held jointly, signature should
                                             include both names. Executors,
                                             administrators, trustees, guardi-
                                             ans and others signing in a rep-
                                             resentative capacity, please give
                                             your full title(s).


IMPORTANT: PLEASE SIGN PROXY EXACTLY AS YOUR PRINTED NAME OR NAMES APPEAR ON THIS PROXY.